UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 14, 2006

Senomyx, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-50791	33-0843840
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation)		Identification No.)

11099 North Torrey Pines Road
La Jolla, California	92037
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 646-8300

Not Applicable.
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                             Entry into a Material Definitive Agreement.

Reference is made to Item 5.02 of this Current Report on Form 8-K.

Item 5.02                                             Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Our Board of Directors elected Christopher J. Twomey as a director, effective March 14, 2006.  Mr. Twomey was also appointed as a member of our Audit Committee.  In connection with his election, Mr. Twomey has entered into our standard form of indemnification agreement.  We are not aware of any transaction requiring disclosure under Item 404(a) of Regulation S-K.

In connection with his appointment to our Board of Directors, Mr. Twomey received an automatic stock option grant to purchase 28,600 shares of our common stock pursuant to our 2004 Equity Incentive Plan.  The stock option has an exercise price per share of $15.51, which was the closing price of our common stock as reported on the Nasdaq National Market for Monday, March 13, 2006.

On March 14, 2006, Timothy Wollaeger notified us that he would not stand for re-election as a director at our 2006 annual meeting of stockholders.  In connection with Mr. Wollaeger’s decision not to stand for re-election, our Board of Directors approved the acceleration of all of Mr. Wollaeger’s outstanding and unvested stock options and the extension of the exercise period of all of Mr. Wollaeger’s stock options through December 31, 2006, each effective as of the date of our 2006 annual meeting of stockholders.

The press release dated March 17, 2006 announcing Mr. Twomey’s appointment and Mr. Wollaeger’s decision not to stand for re-election is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01                                             Financial Statements and Exhibits.

(d) Exhibits

99.1         Press release of Senomyx, Inc. dated March 17, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SENOMYX, INC.

	By:	/s/ John Poyhonen
John Poyhonen
Senior Vice President, Chief Financial and Business Officer

Date: March 17, 2006